                                                                    Exhibit 99.1

[POLYONE LOGO]

                                                         N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

               POLYONE REPORTS FOURTH-QUARTER, FULL-YEAR EARNINGS

-    REDUCED DEMAND IN CUSTOMER MARKETS CAUSES FOURTH-QUARTER REVENUE DECLINE
- FIRST-QUARTER 2002 EARNINGS EXPECTED TO IMPROVE OVER 2001 LEVEL, DESPITE UNCERTAIN OUTLOOK


CLEVELAND - January 30, 2002 - PolyOne Corporation (NYSE: POL), a leader in polymer compounding and related services, today reported revenues of $590 million and a net loss of $30.1 million, or $0.33 per share, for the fourth quarter ended December 31, 2001.

Special items during the quarter consisted primarily of restructuring costs and the impairment of an equity investment to be sold. Special items increased the reported net loss by $24.6 million, or $0.27 per share. Excluding special items, the net loss for the quarter was $5.5 million after tax.

"In the fourth quarter, we continued to demonstrate discipline in reducing our structural costs through strategic initiatives and short-term cost controls," said Thomas A. Waltermire, PolyOne chairman and chief executive officer. "The benefits of these initiatives are apparent in operating base costs for the quarter that were approximately $25 million lower than the average for 2000.

"The fourth quarter, however, ranked as our toughest quarter for revenues in 2001 because of reduced demand in the consumer durable, electronic and building materials markets, especially after mid-November when the holiday season began," Waltermire added.

PolyOne was formed on August 31, 2000, from the consolidation of The Geon Company and M.A. Hanna Company. The consolidation has been accounted for as a purchase business combination, with Geon as the acquiring enterprise. The comparative "reported results" for 2000, which follow and which also appear in the attached financial statements, are those of the former Geon only for the first eight months, and of PolyOne for the final four months.

Because of the significant impact of the merger on comparative data, PolyOne is providing "pro forma 2000 results" as if the Company had been formed prior to the periods presented. These results are provided for illustrative purposes only. A list of assumptions used to calculate pro forma results appears at the end of this release.

                  FOURTH-QUARTER REPORTED AND PRO FORMA RESULTS
                  ---------------------------------------------
                     ($ in millions, except per share data)


                                                            REPORTED          REPORTED        PRO FORMA
                                                              2001              2000               2000
                                                              ----              ----               ----
Sales                                                       $  589.9          $  702.8         $  702.8
Operating (loss)                                               (26.1)             (6.4)            (3.8)
Operating income (loss) before special items *                   3.5              (3.1)            (3.8)
Net (loss)                                                     (30.1)            (13.2)           (11.3)
Net (loss) before special items*                                (5.5)            (12.8)           (12.8)
Earnings (loss) per share, diluted                              (0.33)            (0.15)           (0.12)
Per share effect of special items*, expense (income)             0.27              0.01            (0.02)


                    FULL-YEAR REPORTED AND PRO FORMA RESULTS
                    ----------------------------------------
                     ($ in millions, except per share data)

                                                            REPORTED          REPORTED        PRO FORMA
                                                              2001              2000               2000
                                                              ----              ----               ----
Sales                                                      $ 2,654.6         $ 1,887.8        $ 3,139.7
Operating income (loss)                                        (17.1)             64.8            115.5
Operating income before special items*                          34.5              81.5            128.4
Net income (loss)                                              (46.1)             15.9             52.4
Net income (loss) before special items*                        (10.2)             25.0             48.5
Earnings (loss) per share, diluted                              (0.51)            0.26             0.57
Per share effect of special items*,
    expense (income)                                             0.40             0.15            (0.04)


*A summary of all special items for 2001 and 2000 can be found in the attached table.



FOURTH-QUARTER AND 2001 BUSINESS HIGHLIGHTS

- As part of its strategy to modernize its North American Plastic Compounds and Colors operations, the Company on November 29 announced an upgrade and consolidation of its vinyl compound facilities. These actions will generate an estimated pre-tax earnings improvement of $21 million annually, beginning in 2003. The related closing of three plants will result in a net reduction of approximately 300 manufacturing and salaried jobs. PolyOne will incur a one-time cash cost of $19 million for facility closings and a $7 million writedown for accelerated depreciation of the asset-carrying value of the plants and equipment. Of the $26 million total cost, reported fourth-quarter 2001 earnings reflect a pre-tax charge of $22 million for these items. The remaining $4 million will be recognized during 2002, with $2 million taken as a one-time cash charge and $2 million for the accelerated depreciation charge.

- In 2001, PolyOne made a number of significant restructuring announcements concerning the modernization of 20 manufacturing facilities at an estimated capital investment of $50 million. The Company also announced the closing of 18 plants by the end of 2002, with total employee severance and cash closing costs of $47 million. When these actions are completed, PolyOne anticipates an annual pre-tax earnings improvement of approximately $70 million.

- The Company continues to focus on strategic value creation initiatives. Because of its progress in targeting these cost-saving opportunities, performance business earnings before special items increased $0.5 million in fourth-quarter 2001, despite a sales decline of $113 million from fourth-quarter 2000.

- PolyOne continued its successful conversion of nearly all its operating units worldwide to a single business information system. The most recent major conversion on January 1, 2002, involved the Elastomers and Performance Additives group. This conversion brought an additional six manufacturing plants, 4,700 raw materials, 3,200 suppliers and more than 1,100 customers onto the new system. Approximately 70 percent of PolyOne's operating units are now on this single information system.

- Before a restructuring charge, fourth-quarter equity earnings from PolyOne's polyvinyl chloride (PVC) resin joint venture, Oxy Vinyls LP, declined by approximately $3.5 million from third-quarter 2001, principally because of lower demand and decreased selling prices for caustic soda and PVC resin. Reduced ethylene and natural gas costs partially offset these trends.

- In December 2001, OxyVinyls temporarily idled its Deer Park, Texas, chlor-alkali production facility. The site shutdown, a result of weak industry conditions, is expected to yield a cash earnings improvement of $4.3 million to PolyOne in 2002. PolyOne's share of the charge for employee severance and plant closing costs, taken in fourth-quarter 2001, totaled $3.3 million pre tax.

- During the fourth quarter, PolyOne recorded a special pre-tax charge of $9.5 million for the impairment of its investment in Australian Vinyls Corporation (AVC), a manufacturer of vinyl resins and compounds. The impairment writedown relates to PolyOne's announced divestiture of the PVC resin portion of its interest in the equity joint venture. PolyOne is a
     37.4 percent partner in AVC with Orica Limited, which is likewise divesting its 62.6 percent resin interest. When the sale of AVC is completed in February 2002, PolyOne and Orica will retain ownership of a vinyl compounding business with annual revenue of approximately $20 million.

- As part of its initiative to reduce raw material sourcing costs, PolyOne began operating a new, centralized pigment and small lot distribution warehouse in northeast Ohio during the fourth quarter. This distribution warehouse reduces both costs and inventory and builds on PolyOne's advantages of scale and its skills in distribution and logistics. This raw material initiative, which will enable PolyOne to take advantage of large-scale purchases and distribute raw materials more cost effectively, is part of the Company's larger value capture drive.

BUSINESS OUTLOOK
"At this point, business conditions remain weak," said Waltermire. "The improvement we've seen in January 2002 orders over December levels appears to be largely seasonal. In our major markets, we are not seeing signs of recovery compared with the overall demand levels in the second half of 2001.

"Our plan is to continue to control our discretionary spending and implement our value capture initiatives. Our management's focus and all of PolyOne's efforts are directed toward improving our near-term results regardless of the direction of the economy, and laying the foundation for the numerous growth opportunities we have available," Waltermire added.

Considerable economic uncertainty surrounds the Company's outlook for the first quarter of 2002. Although sales are projected to increase compared with fourth-quarter 2001 based on normal seasonal patterns, early January 2002 shipments reflect no broad economic turnaround in any of PolyOne's business units. The Company expects sales in the first quarter of 2002 to be below levels for the same period in 2001. PolyOne remains concerned about sustainable buying patterns in the automotive industry, even though automotive inventories were in better alignment at the end of 2001 versus 2000.

The Company expects no additional meaningful benefit from its targeted value capture initiative savings in first-quarter 2002 compared with fourth-quarter 2001. PolyOne does, however, expect to maintain its current level of savings. During the first quarter, considerable activity is planned to accomplish some of the restructuring needed to deliver the savings expected later in the year.

For 2002, the Company anticipates expense increases of approximately $15 million relating to pension and medical costs and $7 million relating to depreciation. The cessation of goodwill amortization due to the implementation of FASB 142 will benefit 2002 earnings by an estimated $0.16 per share compared with 2001 reported earnings.

PolyOne's equity investments in OxyVinyls and Sunbelt Chlor-Alkali are expected to report losses in first-quarter 2002, due primarily to lower caustic soda prices. These results should improve over the first-quarter 2001 loss, however, and the Company projects a full-year loss less than half that reported in 2001, due largely to lower ethylene and natural gas costs.

PRO FORMA ASSUMPTIONS
- The 2000 pro forma operating results assume that the consolidation to form PolyOne and the sale of M.A. Hanna's Cadillac Plastic business occurred prior to 2000. This presentation is not GAAP reporting, and may not reflect either how operating results would have occurred or future results of PolyOne.

- Pro forma results include no future integration cost or profit improvement assumptions from the consolidation of Geon and M.A. Hanna.

- The pro forma results include the PolyOne formation purchase price allocation.

CONFERENCE CALL
PolyOne will host an analyst conference call at 9 a.m. Eastern Time on Thursday, January 31. The conference call number is 888-455-9948 or 712-271-0561 (international), passcode: PolyOne. The call will be broadcast live and via replay for two weeks on the Company's Web site: www.polyone.com

SUPPLEMENTAL INFORMATION
Investors interested in more detailed information on PolyOne's results or the performance of its business segments, please see the Supplemental Information report issued today. The report is posted in the Investor Relations section of the Company's Web site: www.polyone.com. It can also be obtained from the contact listed at the end of this release.

ABOUT POLYONE
PolyOne Corporation, with 2001 revenues of $2.7 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:       Dennis Cocco
                                        Chief Investor & Communications Officer
                                        216.589.4018


FORWARD-LOOKING STATEMENTS
In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995; including, for example, statements about business outlook, assessment of market conditions, strategies, future plans, future sales, prices for major products, inventory levels, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results to differ materially include (but are not limited to): (1) the risk that the former Geon and M.A. Hanna businesses will not be integrated successfully; (2) an inability to achieve or delays in achieving savings related to consolidation and restructuring programs; (3) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals and other strategic value capture initiatives; (4) unanticipated costs related to the consolidation of Geon and M.A. Hanna; (5) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (6) unanticipated changes in world, regional or U.S. plastic, rubber and PVC consumption growth rates affecting the Company's markets; (7) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates; (8) fluctuations in raw material prices and supply and energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (9) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (10) unanticipated costs or difficulties and delays related to the operation of joint venture entities; (11) lack of day-to-day operating control, including procurement of raw material feedstocks, of other equity or joint venture relationship companies; (12) lack of direct control over the reliability of delivery and quality of the primary raw materials utilized in the Company's products; (13) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company.

                                      ###

                      POLYONE CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                   (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)


                                                                      Three Months Ended             Twelve Months Ended
                                                                         December 31,                    December 31,
                                                                 ------------------------------  -----------------------------
                                                                     2001            2000            2001           2000
                                                                 -------------   --------------  -------------  --------------
Sales                                                                 $ 589.9          $ 702.8      $ 2,654.6       $ 1,887.8

Operating costs and expenses:
  Cost of sales                                                         497.3            596.7        2,223.0         1,598.8
  Selling and administrative                                             70.9             80.9          304.2           191.5
  Depreciation and amortization                                          18.4             24.9           91.3            57.4
Employee separation and plant phase-out                                  26.3                -           36.1             2.8
Merger and integration costs                                                -              1.7            5.9             9.5
(Income) loss from equity affiliates and minority interest                3.1              5.0           11.2           (37.0)
                                                                 -------------   --------------  -------------  --------------
Operating income (loss)                                                 (26.1)            (6.4)         (17.1)           64.8

Interest expense                                                         (9.2)           (13.4)         (41.9)          (36.7)
Interest income                                                           0.3              0.2            2.3             1.6
Other expense, net                                                      (11.5)            (1.3)         (15.0)           (3.6)
                                                                 -------------   --------------  -------------  --------------
Income (loss) before income taxes                                       (46.5)           (20.9)         (71.7)           26.1

Income tax (expense) benefit                                             16.4              7.7           25.6           (10.2)
                                                                 -------------   --------------  -------------  --------------

Net income (loss)                                                     $ (30.1)         $ (13.2)       $ (46.1)         $ 15.9
                                                                 =============   ==============  =============  ==============


Earnings (Loss) per Share of Common Stock:
    Basic                                                             $  (.33)         $  (.15)       $  (.51)         $  .26
    Diluted                                                           $  (.33)         $  (.15)       $  (.51)         $  .26

Weighted average shares used to compute earnings per share:

Basic                                                                    90.0             90.1           89.8            61.4
Diluted                                                                  90.0             90.1           89.8            62.0

Dividends paid per share of common stock                              $ .0625          $ .0625        $   .25          $  .25


                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              (DOLLARS IN MILLIONS)


                                                                 December 31,        December 31,
ASSETS                                                               2001                2000
                                                               -----------------   -----------------
Current assets:
  Cash and cash equivalents                                              $ 18.2              $ 37.9
  Trade accounts receivable, net                                          135.6               330.4
  Other receivables                                                        11.4                17.1
  Inventories                                                             255.3               337.1
  Deferred taxes                                                           48.6                53.9
  Other current assets                                                     16.5                20.1
                                                               -----------------   -----------------
     Total current assets                                                 485.6               796.5
Property, net                                                             683.6               703.8
Investment in equity affiliates                                           287.9               311.6
Goodwill and other intangible assets, net                                 535.3               540.3
Other non-current assets                                                   68.8                78.4
                                                               -----------------   -----------------
     Total assets                                                     $ 2,061.2           $ 2,430.6
                                                               =================   =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

  Short-term bank debt                                                   $ 14.7             $ 237.2
  Accounts payable                                                        311.4               319.4
  Accrued expenses                                                        169.4               175.7
  Current portion of long-term debt                                         3.0                 2.6
                                                               -----------------   -----------------
     Total current liabilities                                            498.5               734.9
Long-term debt                                                            428.4               442.4
Deferred taxes                                                             64.5               132.8
Post-retirement benefits other than pensions                              126.2               129.9
Other non-current liabilities, including pensions                         214.5               149.0
Minority interest in consolidated subsidiaries                             15.7                14.0
                                                               -----------------   -----------------
     Total liabilities                                                  1,347.8             1,603.0
Shareholders' equity:
  Preferred stock                                                             -                   -
  Common stock                                                              1.2                 1.2
  Other shareholders' equity                                              712.2               826.4
                                                               -----------------   -----------------
     Total shareholders' equity                                           713.4               827.6
                                                               -----------------   -----------------
      Total liabilities and shareholders' equity                      $ 2,061.2           $ 2,430.6
                                                               =================   =================


                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                              (DOLLARS IN MILLIONS)


                                                                              Three Months Ended                Year Ended
                                                                                 December 31,                  December 31,
                                                                         ---------------------------    --------------------------
                                                                            2001            2000           2001           2000
                                                                         -----------     -----------    -----------    -----------
OPERATING ACTIVITIES
     Net income (loss)                                                      $ (30.1)        $ (13.2)       $ (46.1)        $ 15.9
     Adjustments to reconcile net income (loss) to net
       cash used by operating activities:
         Employee separation and plant phase-out charges                       26.3               -           36.1            2.8
         Cash payments on employee separation and plant phase-out              (3.5)           (0.2)         (11.9)          (0.2)
         Depreciation and amortization                                         18.4            24.9           91.3           57.4
         Investment write-down                                                 10.1               -           10.1              -
         Companies carried at equity and minority interest:
            (Income) loss                                                       3.1             5.0           11.2          (37.0)
            Dividends received                                                  1.7             1.7            3.7           27.0
         Provision (benefit) for deferred income taxes                        (26.2)           (4.5)         (29.0)           8.3
         Change in assets and liabilities:
            Operating working capital:
                 Accounts receivable                                           53.7            88.0          191.0           60.0
                 Inventories                                                   24.6             0.5           79.7            9.9
                 Accounts payable                                             (28.4)           (0.9)          (4.8)         (19.2)
            Accrued expenses and other                                          6.3           (30.4)         (22.6)         (61.0)
                                                                         -----------     -----------    -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                      56.0            70.9          308.7           63.9

INVESTING ACTIVITIES
     Capital expenditures                                                     (32.6)          (39.0)         (80.2)         (62.7)
     Cash (advanced) received from equity affiliates                           (0.4)              -            1.7            5.3
     Proceeds from sale of assets                                               1.6             6.7            4.4           44.2
     Business acquisitions, net of cash acquired                                  -            (2.4)             -           (2.4)
     Cash received in connection with consolidation of
        M.A. Hanna Company, net of transaction costs paid                         -               -              -           28.1
     Other                                                                     (0.8)            1.4           (0.8)           7.9
                                                                         -----------     -----------    -----------    -----------
NET CASH PROVIDED BY OPERATING AND INVESTING ACTIVITIES                        23.8            37.6          233.8           84.3

FINANCING ACTIVITIES
     Change in short-term debt                                                (33.2)          (28.8)        (233.2)           8.7
     Change in long-term debt                                                   0.7           (39.0)          (0.8)         (72.9)
     Termination of interest rate swap agreements                                 -               -            4.3              -
     Net proceeds from issuance of common stock                                   -               -              -            0.6
     Repurchase of common stock                                                   -           (18.7)             -          (18.7)
     Dividends                                                                 (5.9)           (5.7)         (22.9)         (14.9)
                                                                         -----------     -----------    -----------    -----------
NET CASH USED BY FINANCING ACTIVITIES                                         (38.4)          (92.2)        (252.6)         (97.2)

Effect of exchange rate changes on cash                                        (0.4)            1.0           (0.9)          (0.4)
                                                                         -----------     -----------    -----------    -----------

DECREASE IN CASH AND CASH EQUIVALENTS                                         (15.0)          (53.6)         (19.7)         (13.3)

Cash and cash equivalents at beginning of period                               33.2            91.5           37.9           51.2
                                                                         -----------     -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $ 18.2          $ 37.9         $ 18.2         $ 37.9
                                                                         ===========     ===========    ===========    ===========


                            SUMMARY OF SPECIAL ITEMS
                                   In millions

                                                                                                                  Pro Forma
                                                                             Reported Results                      Results
                                                                --------------------------------------------     ------------
Quarter                                                            4Q01            3Q01             4Q00             4Q00
-------                                                         ------------    ------------     -----------     ------------
Employee separation and plant phase-out cost                        $ (26.3)            $ -             $ -              $ -

Equity investment restructuring cost                                   (3.3)           (5.1)              -                -
Merger and integration cost                                               -            (0.1)           (1.7)               -
Charge for acquired profit in inventory                                   -               -            (1.6)               -

                                                                ------------    ------------     -----------     ------------
    Subtotal - operating loss                                         (29.6)           (5.2)           (3.3)               -

Investment write-down                                                  (9.5)              -               -                -

                                                                ------------    ------------     -----------     ------------
    Subtotal  - pre-tax expense                                       (39.1)           (5.2)           (3.3)               -
              - after-tax expense                                     (24.6)           (3.2)           (1.9)               -

German tax rate adjustment                                                -               -             1.5              1.5

                                                                ------------    ------------     -----------     ------------
Total after-tax income (expense)                                    $ (24.6)         $ (3.2)         $ (0.4)           $ 1.5
                                                                ============    ============     ===========     ============



                                                                                                                   Pro Forma
                                                                                       Reported Results             Results
                                                                                ----------------------------     ------------
Year                                                                                2001            2000             2000
----                                                                            ------------     -----------     ------------
Employee separation and plant phase-out cost                                        $ (36.1) (a)     $ (2.8)          $ (2.8)

Merger and integration cost                                                            (1.1)           (9.5)               -
Period cost of closed facilities                                                       (0.2)              -                -
Equity investment restructuring cost                                                   (9.4) (e)          -                -
Executive separation cost                                                              (4.8) (d)          -             (8.5)
Charge for acquired profit in inventory                                                   -            (2.8)               -
Directors pension termination                                                             -            (0.8)            (0.8)
Write-off debt placement cost                                                             -            (0.8)            (0.8)

                                                                                ------------     -----------     ------------
    Subtotal - operating loss                                                         (51.6)          (16.7)           (12.9)

Litigation settlement gain                                                              4.1  (b)          -                -
Investment write-down                                                                 (10.1) (c)          -                -
Other restructuring cost                                                                  -            (0.6)            (0.6)

                                                                                ------------     -----------     ------------
    Subtotal  - pre-tax expense                                                       (57.6)          (17.3)           (13.5)
              - after-tax expense                                                     (35.9)          (10.6)            (8.1)

Hanna reversal of income tax reserve                                                      -               -             10.5
German tax rate adjustment                                                                -             1.5              1.5

                                                                                ------------     -----------     ------------
Total after-tax income (expense)                                                    $ (35.9)         $ (9.1)           $ 3.9
                                                                                ============     ===========     ============



Notes:
(a) Includes North American Plastics Compound and Colors announced manufacturing reconfiguration 1Q01 - ($7.0) and 4Q01 - ($22.5); Engineered Films 1Q01 announced staff reductions ($1.9) and 4Q01 asset write-down ($3.8)and Formulators staff reductions in 2Q01 - ($0.9)
(b) Settlement of a former O'Sullivan breach of contract claim includes interest income of $1.0
(c) Includes Australian Vinyls Corporation (AVC) investment impairment 4Q01 - ($9.5)
(d) Executive severance in connection with a change in control as a result of the merger ($4.8)
(e) Restructuring cost recorded by equity affiliates AVC 3Q01 - ($5.1) and OxyVinyls 1Q01 - ($1.0) and 4Q01 - ($3.3)